UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Eaton Center
Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

(216) 523-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2005 Actions Under Incentive Compensation Plans

1. On February 22, 2005, the Compensation and Organization Committee of the Board of Directors of the registrant established performance criteria for 2005 bonuses payable in 2006 to all officers and approximately 1400 other employees under the registrant’s Executive Incentive Compensation Plan (the “EIC Plan”). The EIC Plan is filed as Exhibit 10(l) to the registrant’s Form 10-K for the year ended December 31, 2003. The corporate performance criteria established for 2005 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. 2005 bonus award payments, if any, under the EIC Plan will be based on the registrant’s performance in 2005 against these criteria, as well as the participant’s performance against individual goals. The Committee also approved individual incentive targets for elected officers under the EIC Plan for 2005. The individual incentive targets approved for the Chief Executive Officer and each of the four next most highly compensated officers of the registrant, as reported in the registrant’s 2004 Proxy Statement, ranged from 70% to 105% of such officers’ base salaries.

2. Also on February 22, 2005, the Committee established individual incentive targets for each of the registrant’s officers under the 2005 —2008 Award Period of the registrant’s Executive Strategic Incentive Plan (the “ESI Plan”). The targets established for the 2004 top five most highly compensated officers ranged from $425,000 to $1,800,000. The ESI Plan is filed as Exhibit 10(t) to the registrant’s Form 10-K for the year ending December 31, 2002. Awards, if any, under the 2005-2008 Award Period of the ESI Plan will be paid in cash to approximately 90 key employees, including each of the registrant’s officers, during 2009. The actual amount of the awards paid will depend upon the individual incentive targets, the participants’ performance against those targets and the performance of the registrant against corporate objectives to be established by the Compensation Committee. The registrant will file a Form 8-K when those objectives are set.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: February 22, 2005	/s/ R.H. Fearon R.H. Fearon Executive Vice President - Chief Financial and Planning Officer